Exhibit 10.2

CHANGE IN CONTROL, CONFIDENTIALITY,

AND NONCOMPETITION AGREEMENT

THIS CHANGE IN CONTROL, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT is made and entered into this 28th day of September, 2016 by and between BAR HARBOR BANKSHARES, a Maine corporation with its headquarters located in Bar Harbor, Maine (hereinafter, “the Company”), and Richard B. Maltz, a resident of Hampden, Maine (hereinafter, “the Executive”).

W I T N E S S E T H:

WHEREAS, Bar Harbor Bank and Trust is a wholly-owned first tier banking subsidiary of Bar Harbor Bankshares, and Bar Harbor Trust Services is a second tier non-depository trust company subsidiary of Bar Harbor Bankshares; and

WHEREAS, the Executive is an employee of the Employer; and

WHEREAS, the Employer wishes to retain the services of the Executive by providing the assurances contained herein.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.	DEFINTIONS.

1.1. Bank shall mean Bar Harbor Bank and Trust.

1.2. Base Compensation shall mean the annual base salary payable by the Employer to the Executive, excluding any bonuses, incentive compensation and other forms of additional compensation.

1.3 Cause shall mean or be deemed to exist only in the event: (i) the Executive is charged with or convicted of, or pleads guilty, no contest or nolo contendere to, or enters into a pre-trial diversion program in connection with, any crime or criminal offense involving dishonesty, breach of trust, money laundering, or the illegal manufacture, sale or distribution of, or trafficking in, controlled substances; (ii) the Executive engages in or commits an act of gross or willful misconduct, gross or willful negligence, or gross insubordination in connection with the performance of his or her duties, functions or responsibilities for the Employer; (iii) the Executive engages in or commits an act of fraud, misappropriation, material dishonesty, theft, embezzlement, conversion, self-dealing, obtaining funds or property under false pretenses, or other material malfeasance against or in connection with the business of the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates; (iv) the Executive breaches any fiduciary duty he or she owes to the Employer; (v) the Executive materially violates any federal, state or local securities or banking laws, rules or regulations, or any rules or regulations of any applicable regulatory or self-regulatory organization, and such violation, if curable under the circumstances (as determined by the Employer, in its reasonable discretion), is not cured to the Employer’s reasonable satisfaction within thirty (30) days after the Executive’s receipt of written notice of such breach (the “Cause Cure Period”); (vi) the Executive’s material breach of the Company’s drug and alcohol use, harassment and discrimination-free work environment, or workplace violence policies, or any other similarly material written policy or rule of the Employer, and such breach, if curable under the circumstances (as determined by the Employer, in its reasonable discretion), is not cured to the Employer’s reasonable satisfaction within the Cause Cure Period; and/or (vii) the Executive’s material breach of Section 7 of this Agreement and such breach, if curable under the circumstances (as determined by the Employer, in its reasonable discretion), is not cured to the Employer’s reasonable satisfaction within the Cause Cure Period. For purposes of clauses (v), (vi) and (vii) of this paragraph, if the Executive cures the specified violation or breach during the Cause Cure Period, Cause shall be deemed not to have occurred, provided that the Executive may cure a specific violation or breach for which he or she is entitled to notice only one (1) time and, if the same violation breach occurs again, the violation or breach shall constitute Cause.

1.4. Change in Control shall mean the occurrence of any one of the following events:

(a) Any person, including a group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bar Harbor Bankshares representing more than fifty percent (50%) of the combined voting power of Bar Harbor Bankshares’ then outstanding securities, other than as a result of an issuance of securities initiated by Bar Harbor Bankshares in the ordinary course of its business; or

(b) Bar Harbor Bankshares is party to a Business Combination (as hereinafter defined) unless, following consummation of the Business Combination, more than fifty percent (50%) of the outstanding voting securities of the resulting entity are beneficially owned, directly or indirectly, by the holders of Bar Harbor Bankshares’ outstanding voting securities immediately prior to the Business Combination in substantially the same proportions as those existing immediately prior to the Business Combination; or

(c) The stockholders of Bar Harbor Bankshares approve a plan of complete liquidation of Bar Harbor Bankshares or an agreement for the sale or disposition by Bar Harbor Bankshares of all or substantially all of Bar Harbor Bankshares’ assets to another person or entity that is not a wholly owned subsidiary of Bar Harbor Bankshares.

For purposes of this Section 1.4, a Business Combination means any cash tender or exchange offer, merger or other business combination, sale of stock, or sale of all or substantially all of the assets, or any combination of the foregoing transactions.

For purposes of this Section 1.4, a Change in Control shall exclude any internal corporate change, reorganization or other such event, which occurred prior to or may occur following the date of this Agreement.

1.5. Code shall mean the Internal Revenue Code of 1986, as amended, and as it may be amended from time to time, together with the rules and regulations promulgated under such code.

1.6. Company shall mean Bar Harbor Bankshares.

1.7. Date of Termination shall mean:

(a) If the Executive incurs a separation from service for Disability, thirty (30) days after Notice of Termination for Disability is given by the Employer to the Executive and the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period;

(b) If the Executive’s service is separated by the Employer for Cause or by the Executive for Good Reason, the date on which the Executive separates from service with the Employer; and

(c) If the Executive incurs a separation from service for any other reason, the date on which the Executive incurs a separation from service with the Employer.

Whether the Executive has incurred a separation from service is determined based on whether the facts and circumstances indicate that the Employer and the Executive reasonably anticipated that no further services would be performed after a certain date.

1.8. Disability shall mean a condition: (a) which causes the Executive to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve months; or (b) which results in the Executive receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve months, income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. Disability shall be deemed to exist only when the disability has been certified to the Board of Directors of the Company by a licensed physician approved by the Board of Directors of the Company.

1.9. Employer shall mean either the Company, the Bank or Trust Services (whichever entity is the employer of the Executive).

1.10. Exemption Amount shall mean two times the lesser of: (a) the Executive’s annualized compensation based on the Executive’s annual rate of pay for the calendar year preceding the calendar year in which the Date of Termination occurs; or (b) the limitation on compensation set forth in Code Section 401(a)(17) for the calendar year in which the Date of Termination occurs.

1.11. Good Reason shall mean one or more of the following events arising without the consent of the Executive:

(a) a material diminution in the Executive’s Base Compensation;

(b) a material diminution in the Executive’s authority, duties or responsibilities;

(c) a material diminution in the authority, duties or responsibilities of the person to whom the Executive is required to report;

(d) a material diminution in the budget over which the Executive retains authority;

(e) a material change in the geographic location at which the Executive must perform his services; or

(f) any other action or inaction that constitutes a material breach by the Company of the Agreement or any other agreement under which the Executive provides services.

In order for a separation from service to occur for Good Reason, the separation from service must occur within two years following the initial existence of the event constituting Good Reason.

1.12. Key Employee shall mean an employee who is: (a) an officer of the Company, the Bank or Trust Services whose earnings from the Company, the Bank and Trust Services exceed $145,000 (as adjusted under Code Section 416(i)(1) for calendar years beginning after December 31, 2007); (b) an owner of more than a five percent (5%) interest in the Company, the Bank or Trust Services; or (c) an owner of more than a one percent (1%) interest in the Company, the Bank or Trust Services whose earnings from the Company, the Bank and Trust Services exceed $150,000.

1.13. Notice of Termination shall mean the notice provided pursuant to Section 3.

1.14. Trust Services shall mean Bar Harbor Trust Services.

2.	SEVERANCE BENEFITS.

In the event that: (a) the Employer separates the Executive’s service other than as a result of Disability and other than for Cause, or the Executive separates his or her service for Good Reason; and (b) the Executive’s separation from service occurs in anticipation of or within one year after a Change in Control, then the Employer shall pay the Executive, subject to the terms and conditions of this Section 2, the severance benefits described in this Section 2. The Executive’s separation from service shall be deemed to be in anticipation of a Change in Control if it occurs within the twelve (12) month period prior to the occurrence of the Change in Control. Notwithstanding the foregoing, if the payment of the severance benefits would constitute an “excess parachute payment” as defined under Code Section 280G, then the amount of the severance benefits to be paid to the Executive shall be reduced to the extent necessary to ensure that no portion of such payment will be non-deductible to the Employer by Code Section 280G or will be subject to the excise tax imposed by Code Section 4999 (the “Reduced Payment”), and the Executive shall have no further rights or claims with respect to an amount in excess of the Reduced Payment. Any determination required under this Section (including, without limitation, the amount of the Reduced Payment and the assumptions to be utilized in arriving at such determination) shall be made by the Employer and its tax advisors, whose determination shall be final, conclusive and binding upon the Executive.

The severance benefits described in this Section 2 shall equal the following:

(a) The Executive shall receive a severance payment equal to two times the Executive’s Base Compensation, determined as of the Date of Termination, plus an amount equal to the Employer’s share of monthly premium contributions for medical, health, dental, and vision insurance benefits for the Executive and their eligible dependents, if any, for a period of twelve (12) months, calculated based upon the Employer’s share of monthly premium contributions for such benefits as of the date of the Executive’s Date of Termination.

(i) Subject to the provisions of Section 2(a)(ii), the Executive’s severance payment shall be paid in a lump sum on the Employer’s first or second regular payroll date following the date as of which all requirements for payment have been satisfied (including, but not limited to, the execution and delivery of a Release, as described and defined below in this Section 2, and the expiration of any applicable revocation period) , less any applicable tax withholdings; provided, however, that, if payable, payment shall be made no later than the end of the “applicable 2  1⁄2 month period” (as that phrase is used for purposes of the short-term deferral exemption to Code Section 409A found in Treasury Regulation Section 1.409A-1(b)(4).

(ii) Notwithstanding the provisions of Section 2(a)(i), if the Executive is a Key Employee on the Executive’s Date of Termination and any portion of the severance payment is greater than the Exemption Amount and not eligible for any other exemption from Section 409A of the Code, then such portion of the severance payment shall be paid in a lump sum on the first day of the seventh (7th) month following the Executive’s Date of Termination.

(iii) Any taxable cash payments under this Section 8.3.3 are intended to be separation pay that is exempt from Code Section 409A by reason of the exemption for certain separation pay set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii).

(b)

In the event of a Change in Control, all stock options granted but unexercised under the Bar Harbor Bankshares and Subsidiaries Incentive Stock Option Plan of 2000, The Bar Harbor Bankshares and Subsidiaries Equity Plan of 2009, The Bar Harbor Bankshares and Subsidiaries Equity Plan of 2015, or any other equity plan shall become 100% vested immediately prior to such Change in Control. These grants will remain subject to all of the other terms and conditions in the Bar Harbor Bankshares and Subsidiaries Incentive Stock Option Plan of 2000, The Bar Harbor Bankshares and Subsidiaries Equity Plan of 2009, The Bar Harbor Bankshares and Subsidiaries Equity Plan of 2015, or any other equity plan.

Payment of the severance benefits described in this Section 2 are subject to and expressly conditioned upon the Executive’s execution and delivery to the Employer of a separation agreement and general release in favor of the Employer in form and substance satisfactory to the Employer (the “Release”), within thirty (30) days after the Executive’s Date of Termination, which (after the expiration of any and all revocation periods and rights, if any) has, and not until it has, become fully effective and irrevocable, satisfactory to the Employer in the reasonable exercise of its discretion, releasing the Company, the Bank, Trust Services, their respective subsidiaries, affiliates, and directors, officers, employees, agents and insurers, and certain others, from any and all claims or potential claims arising from or related to the Executive’s employment with the Employer or the termination of that employment. In no event shall any severance benefits be due or payable unless and until such Release becomes effective and all statutory rights to rescind, revoke or terminate the same have expired unexercised. Payment of the severance benefits are also subject to and expressly conditioned upon the Executive’s compliance with his or her obligations under Sections 7 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event the Executive is determined by a court or arbitrator to have breached any of the provisions of Sections 7 of this Agreement, then the Employer shall have no further obligation to pay the severance benefits, and the Employer shall be entitled to obtain reimbursement from the Executive, and the Executive shall be obligated to reimburse the Employer, for any severance benefits previously paid to the Executive, in addition to any and all other rights or remedies available to the Employer under this Agreement or applicable law.

The Executive shall not be required to mitigate the amount of any severance benefits described in this Section 2 by seeking other employment.

3.	NOTICE OF TERMINATION.

Any separation of the Executive’s service by the Employer due to Disability or for Cause, or by the Executive due to Good Reason, shall be communicated by written Notice of Termination to the other party. A Notice of Termination must indicate the specific provisions in this Agreement which are relied upon as the basis for the separation of the Executive’s service, and must also set forth in reasonable detail the facts and circumstances claimed to provide the basis for such separation from service under the provisions so indicated.

Notwithstanding the above, in order for the Executive to separate from service with the Employer for Good Reason, the Executive must provide the Notice of Termination to the Employer no later than ninety (90) days after the date of the initial occurrence of the condition or conditions alleged to give rise to Good Reason. In addition, the Executive must provide the Employer a period of at least thirty (30) days during which the Employer can remedy the condition or conditions alleged to give rise to Good Reason and not be required to pay the amounts described in Section 2.

4.	LOSS OF SEVERANCE BENEFITS.

If the Employer shall terminate the Executive’s service due to Disability or for Cause, or if the Executive shall terminate his or her service other than for Good Reason, or if the Executive shall die, then the Executive shall have no right to receive any severance benefits under this Agreement.

5.	NO OTHER BENEFITS PAYABLE.

(a) If the Executive is entitled to receive the severance benefits described in Section 2 of this Agreement, he or she shall not be entitled to receive: (i) any severance benefits under the terms of any general severance pay policy or plan of the Employer or any successor company; or (ii) any other compensation, benefits or payments under the terms of any other plan of, or agreement with, the Employer.

(b) Notwithstanding the above, the Executive shall be entitled to receive any compensation, benefits or payments which are specifically authorized by the terms of any plan of, or agreement with, the Employer to be paid in addition to the severance benefits described in Section 2 of this Agreement. Moreover, notwithstanding the above, the Executive shall be entitled to receive, in addition to the severance benefits described in Section 2 of this Agreement, any compensation, benefits or payments which the Executive is entitled to receive under: (i) any incentive compensation plan maintained by the Employer which provides for payment to a separated employee of incentive compensation earned by the employee prior to his or her separation from service; or (ii) any payroll plan or policy of the Employer which provides for payment to a separated employee of any unpaid vacation, holiday or sick pay accrued by the employee prior to his or her separation from service.

6.	SUCCESSORS.

(a) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform them if no such succession had taken place. Each such successor shall execute a written agreement evidencing its assumption of the Employer’s obligations under this Agreement prior to the effective date of any such purchase, merger, consolidation or other transaction.

(b) The failure of the Employer to obtain from each successor the written agreement described in Section 6(a) shall be deemed to be a material breach of the obligations of the Employer under this Agreement, and shall entitle the Executive to incur a separation from service for Good Reason pursuant to Section 1.11(f).

(c) As used in this Section 6, the Employer shall include the Company, the Bank, Trust Services and any successor to all or substantially all of the business and/or assets of any of them (whether direct or indirect, by purchase, merger, consolidation or otherwise) which executes and delivers the written agreement described in Section 6(a) or which otherwise becomes bound by all the terms and provisions of this Agreement.

7.	CONFIDENTIAL INFORMATION, NON-COMPETITION OBLIGATIONS, AND NON-SOLICITATION.

(a)	Confidential Information

The Executive recognizes and acknowledges that certain assets of the Employer, the Company, the Bank, Trust Services, or any of their affiliates or subsidiaries constitutes Confidential Information.

For purposes hereof, the term “Confidential Information” means any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Employer, the Company, the Bank, Trust Services or any of their subsidiaries or affiliates, or the business of their customers, provided to the Executive, or which the Executive obtained or compiled or had obtained or compiled on his or her behalf, which information or compilations of information are not a matter of public record or generally known to the public, including without limitation:

(i) financial information regarding the Employer, the Company, the Bank, Trust Services or any of their subsidiaries or affiliates;

(ii) personnel data, including compensation arrangements relating to the Executive or any other employees of the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates;

(iii) internal plans, practices, and procedures of the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates;

(iv) the names, personal identifying information, portfolio information, investment strategies, requirements, lending, deposit or other account information, or any similar information of any customers, clients, or prospects of the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates;

(v) business methods and marketing strategies of the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates;

(vi) any other information identified or expressly deemed confidential by the officers and directors of the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates; and

(vii) the terms and conditions of the Agreement and any documents or instruments executed in connection herewith that are not of public record.

The Executive shall not, without the prior written consent of the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates, use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any Confidential Information.

Upon termination of employment, the Executive hereby agrees to deliver promptly to the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates all memoranda, notes, records, manuals, or other documents, including all copies of such materials, containing Confidential Information, whether made or compiled by the Executive or furnished to him or her from any source by virtue of the Executive’s relationship with the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates.

Regardless of the reason for his or her cessation of employment, the Executive will furnish such information as may be in the Executive’s possession and cooperate with the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates as may reasonably be requested in connection with any claims or legal actions in which the Employer, the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates are or may become a party. The Employer will reimburse the Executive for any reasonable out-of-pocket expenses the Executive incurs in order to satisfy his or her obligations under this clause.

(b)	Non-Competition Obligations

In consideration of the covenants of the Employer contained herein, the Executive covenants and agrees with the Employer that, during the “Non-Compete Period” (as hereinafter defined) and within a one hundred fifty (150) “air” mile radius from Bar Harbor, Maine, the Executive shall not without specific written approval, directly or indirectly, whether on behalf of or in conjunction with any entity or person, and whether for the Executive’s own benefit or account or for the benefit or account of any person or entity other than the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates:

(i) engage in any insurance, brokerage, trust, banking, or other financial services as an owner, employee, independent contractor, consultant, director, representative, agent, or in any other capacity

(ii) request, advise or otherwise cause any past, present, or future client or customer of the Company, the Bank, or any of their subsidiaries or affiliates to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates;

(iii) cause, suggest, or induce others to call on any past, present, or future client or customer of the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates, for the purpose of (a) selling or providing to any such client or customer any products or services offered by (or that compete with the products or services offered by) the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates, (b) causing such client or customer to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates, or (c) enticing, diverting, or taking away any such client or customer from the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates; or

(iv) canvas, solicit, or accept any business on behalf of any other bank, insurance agency, trust, or other financial services business, other than the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates, from any past or present client or customer of the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates.

The “Non-Compete Period” shall commence on the date hereof and terminate one year after the cessation of the Executive’s employment with the Employer and all of its affiliates, regardless of reason, whether or not pursuant to this Agreement.

(c)	Non-Solicitation of Employees

While employed by the Employer, and for one year following cessation of his or her employment with the Employer and all of its affiliates for any reason, the Executive shall not, directly or indirectly, by any means or device whatsoever, for himself or herself or on behalf of, or in conjunction with, any other person, partnership or corporation, (a) solicit, aid in the solicitation of, induce, encourage, persuade or recruit, or attempt to solicit, induce, encourage, persuade or recruit, any person who is an employee, consultant, agent, or independent contractor of the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates, to terminate or alter such employment, retention or engagement or to apply for or accept employment or retention with any other person or entity, or (b) hire or employ or attempt to hire or employ, or solicit for employment or any other engagement, or cause any other person, firm, corporation or other entity to hire or employ or attempt to hire or employ or solicit for employment or any other engagement, any person who is an employee, consultant, agent, or independent contractor of the Company, the Bank, Trust Services, or any of their subsidiaries or affiliates.

8.	REFORMATION; INJUNCTIVE RELIEF.

(a) All the parties hereto acknowledge that the parties have carefully considered the nature and scope of this Agreement. The activities, period and area covered by Section 7 are expressly acknowledged and agreed to be fair, reasonable and necessary. To the extent that any covenant contained in Section 7 is held to be invalid, illegal or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal and enforceable to the fullest extent of the law.

The invalidity or unenforceability of any provision of this Agreement, after reformation as provided in this Section 8, shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(b) The Executive acknowledges and agrees that, upon any breach by the Executive of his or her obligations under Section 7 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief, notwithstanding Section 9 hereof. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Executive.

9.	MEDIATION AND ARBITRATION.

If the Executive and the Employer have any dispute whatsoever relating to the interpretation, validity or performance of this Agreement, or any other dispute arising out of this Agreement, every reasonable attempt will be made to resolve any differences or dispute within thirty (30) days of an issuance of written notice by either party to the other party.

If a successful resolution of any differences or dispute has not been achieved to the satisfaction of both parties at the end of the thirty (30) day period, the following steps will be used:

Except as otherwise expressly provided hereunder, the parties agree that any and all disputes arising out of the Executive’s employment or cessation of employment, including but not limited to any dispute, controversy, or claim arising under any federal, state, or local statute, law, ordinance or regulation or under this Agreement, shall be resolved exclusively by Alternative Dispute Resolution described in this Agreement (“ADR”). The initiation of ADR shall first require mediation, and the parties agree to first try to settle any dispute through mediation. Mediation shall be initiated by either party by the serving of a written notice of intent to mediate (a “Mediation Notice”) by one party upon the other. If no resolution has been mutually agreed through mediation within ninety (90) days of service of a Mediation Notice, then and only then may the dispute be submitted to arbitration. Arbitration shall be initiated by the serving of a written notice of intent to arbitrate (an “Arbitration Notice”) by one party upon the other. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to preclude the Employer from seeking temporary or permanent injunctive relief and/or damages from a court of competent jurisdiction pursuant to Section 8 of this Agreement with respect to any breach of Section 7 of this Agreement.

(a) In the event that a party wishes to initiate ADR, a Mediation Notice must be served on the other party within six months from the date on which the claim arose. If the parties cannot mutually agree on a mediator, then a mediator shall be selected in accordance with the Employment Mediation Rules of the American Arbitration Association.

(b) In the event that mediation is unsuccessful and arbitration is initiated, it shall be conducted under the National Rules of the Resolution of Employment Disputes of the American Arbitration Association, as modified by this Agreement. There shall be a single arbitrator to be agreed upon by the parties, provided that, if the parties are unable to agree upon a single arbitrator, each party shall name an arbitrator and the two so named shall name a third arbitrator. The arbitration proceedings shall be heard by the arbitrator(s) and the decision of the arbitrator, or the majority of the panel if one has been selected, shall be final and binding on the parties. The arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. Judgment upon the arbitration award may be entered in any court of competent jurisdiction. An Arbitration Notice must be served on the other party within one year from the date on which the claim arose, and failure to bring such a claim within such one-year period shall constitute a waiver of such claim and an absolute bar to any further proceedings in any forum with respect to it. All mediation and arbitration proceedings shall be conducted in Bangor, Maine, unless the parties otherwise agree in writing. All mediation and arbitration proceedings shall be confidential.

(c) The cost of any mediation proceeding under this Section 9 shall be paid entirely by the Employer. The cost of any arbitration proceeding will be shared equally by the parties to the dispute; provided, however, that, if the dispute is resolved in favor of the Executive, such cost shall be paid in full by the Employer. Each party shall be responsible for its own cost of representation and counsel.

10.	POST-TERMINATION OBLIGATIONS.

All payments and benefits due to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section 10 for one full year following the Executive’s Date of Termination. The Executive shall, upon reasonable notice, furnish such information and assistance to the Employer, the Company, the Bank or Trust Services as may reasonably be required by the Employer, the Company, the Bank or Trust Services in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.	GENERAL PROVISIONS.

(a) All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by registered mail or certified mail, return receipt requested, to the parties at their then current addresses. All notices shall be deemed to have been given as of the date so delivered or mailed.

(b) This Agreement and the plans and agreements described in Section 5(b) contain the entire transaction between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter thereof. This Agreement hereby supersedes any prior Change in Control Agreement between the Executive and the Company.

(c) The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(d) This Agreement may not be changed orally but only by an agreement in writing executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

(e) This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive and their respective successors, assigns, heirs and legal representatives (including, but not limited to, any successor of the Employer described in Section 6).

(f) Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

(g) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

(h) This Agreement shall be construed pursuant to and in accordance with the laws of the State of Maine. Actions brought by the Employer under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of Maine. Both parties consent to the personal jurisdiction of such courts for such actions, and agree that they may be served with process in accordance with Section 11(a). Notwithstanding anything herein to the contrary, any payments to the Executive, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, §12 U.S.C. 1828(k) and any regulations promulgated thereunder.

(i) The Executive acknowledges that he has had a full and complete opportunity to review the terms, enforceability and implications of this Agreement, and that the Employer has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

(j) Any provision of this Agreement that is susceptible to more than one interpretation shall be interpreted in a manner that is consistent with this Agreement satisfying the requirements of Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

[The Next Page is the Signature Page]

COMPANY:

BAR HARBOR BANKSHARES

BAR HARBOR BANK & TRUST

WITNESS:	/s/ Witness	BY:	/s/ Curtis C. Simard

Name: Curtis C. Simard
Title: President and Chief Executive Officer

WITNESS:		EXECUTIVE:

/s/ Witness		BY:	/s/ Richard B. Maltz